Exhibit 99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports First Quarter Earnings for 2011
•	Net income of $16.6 million for the first quarter of 2011

•	Diluted earnings per common share $0.16

•	Allowance for credit losses represents 3.11% of total CBB non-covered loans & leases

•	Non-performing loans decreased to $108.2 million, down from $157.0 million at December 31, 2010, and now represents 3.33% of total CBB non-covered loans and leases
Ontario, CA, April 20, 2011-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the first quarter of 2011.
CVB Financial Corp. reported net income of $16.6 million for the first quarter of 2011. This represents an increase of $481,000, or 2.98%, when compared with net income of $16.1 million for the first quarter of 2010. Diluted earnings per share were $0.16 for the first quarter of 2011. This was up $0.01, or 6.67%, from diluted earnings per share of $0.15 for the same period last year.
First quarter 2011 operating results included $2.0 million in interest income from accelerated accretion on loans from our FDIC assisted acquisition of San Joaquin Bank (SJB), $1.4 million in income from the increase in the FDIC loss sharing asset, and a $7.1 million provision for credit losses.
During the first quarter of 2011, the Bank sold six of seven notes previously held in connection with its former largest borrowing relationship. The six notes, with a bank carrying value of $42.9 million (and a legal principal balance of $78.1 million), were sold for $41.0 million, resulting in a $1.9 million charge-off. This event was previously disclosed in a press release issued on March 28, 2011.

Chris Myers, President and CEO commented, “We are pleased with the results for the quarter. We have made significant progress in reducing our non-performing assets from $176.3 million at September 30, 2010 to $162.3 million at December 31, 2010 to $114.4 million at March 31, 2011. Our mindset is transitioning from defense to offense, with our strategic objectives focused on growing loans, non-interest bearing deposits and fee income.”
Net income for the first quarter of 2011 produced an annualized return on beginning equity of 10.31%, an annualized return on average equity of 10.33% and an annualized return on average assets of 1.03%. The efficiency ratio, excluding the provision for credit losses, was 54.12% for the quarter. Operating expenses as a percentage of average assets were 2.26%.
Interest income on loans for the first quarter of 2011 totaled $51.3 million, which includes $2.0 million of discount accretion from accelerated principal reductions on covered loans acquired from SJB. Excluding the discount accretion, interest income on loans would have been $49.4 million for the first quarter of 2011. This represents a decrease of $5.0 million, or 9.24%, when compared to interest income on loans of $54.4 million for the same period last year.
In addition to the yield adjustment to interest income of $2.0 million for the first quarter of 2011, there was a $1.4 million net increase in the FDIC loss sharing asset as a result of additional estimated losses and expenses to be recovered under our loss sharing agreement with the FDIC. In the quarter ended March 31, 2011, we received $21.7 million from the FDIC from previously submitted loss claims. The $1.4 million in income from the increase in the FDIC loss sharing asset was included in other operating income.
Net Interest Income and Net Interest Margin
Net interest income, before the provision for credit losses, totaled $57.1 million for the three months ending March 31, 2011. Net interest income for the first quarter of 2011 decreased $16.2 million, or 22.13%, compared to the same period in 2010.
Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) decreased from 3.86% for the first quarter of 2010 to 3.78% for the first quarter of 2011. Total average earning asset yields decreased from 4.91% for the first quarter of 2010 to 4.39% for the first quarter of 2011. Total cost of funds decreased from 1.13% for the first quarter of 2010 to 0.65% for the first quarter of 2011.
Assets
The Company reported total assets of $6.50 billion at March 31, 2011. This represents an increase of $61.4 million, or 0.95%, from total assets of $6.44 billion at December 31, 2010. Earning assets totaling $6.07 billion increased $47.8 million, or 0.79%, when compared with earning assets of $6.02 billion at December 31, 2010. The increase in earning assets was due to an increase in the investment portfolio, partially offset by a decrease in the loan portfolio.

Investment Securities
Investment securities totaled $2.02 billion at March 31, 2011. This is up from $1.79 billion at December 31, 2010. Our investment portfolio continues to perform well. As of March 31, 2011 we had a pretax unrealized gain of $15.1 million of which $7.3 million is in our municipal securities portfolio. We have no preferred stock nor trust preferred securities in our portfolio.
Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a book value of $3.04 million as of March 31, 2011, has had $1.2 million in net impairment loss to date since it was purchased in early 2008, with no additional impairment recorded in the first quarter of 2011.
Our municipal securities, totaling $611.7 million, are located in 30 states, with approximately $37.5 million, or 6.30%, located within the state of California. Our largest holdings are in New Jersey at 14.4%, Michigan at 12.5% and Illinois at 12.4%. All municipal bond securities are performing.
We continue to reinvest our cash flows from the investment portfolio. During the first quarter we purchased $323.2 million in mortgage-backed securities with an average yield of 3.20% and $12.8 million in municipal securities with an average yield of 5.55%. We are investing in securities with an average duration of about 3.5 years to avoid extension risk as interest rates rise.
Loans
Total loans and leases of $3.60 billion at March 31, 2011 decreased by $149.3 million, or 3.98%, from $3.75 billion at December 31, 2010. We attribute a significant portion of the decrease to the following:
•	$51.9 million to the non-covered dairy and livestock portfolio. Historically, dairies tend to seasonally draw down on available lines of credit in the fourth quarter and repay these advances in the first quarter.

•	$42.9 million in note sales related to our former largest borrower.

•	$25.3 million from working down problem assets acquired from SJB.
We also experienced a $15.4 million decline in non-covered construction loans and a $11.3 million decline in purchased mortgage pool loans. These two areas are considered non-core lending niches. Our core lending strategy is focused on commercial & industrial business lending, dairy/livestock/agribusiness lending and commercial real estate loans.
We continue to see moderate loan demand in our market areas as a result of the weakness in the state and local economies. Many of our business owner clients are hesitating to invest in new equipment, buildings, or employees until they see stronger signs of economic recovery and stability.

Deposits & Customer Repurchase Agreements
Total deposits of $4.49 billion and customer repurchase agreements of $578.0 million totaled $5.06 billion at March 31, 2011. This represents an increase of $2.7 million, or 0.05%, when compared with total deposits and customer repurchase agreements of $5.06 billion at December 31, 2010.
Non-interest bearing deposits were $1.82 billion at March 31, 2011, an increase of $116.4 million or 6.84% compared to $1.70 billion at December 31, 2010. At March 31, 2011, non-interest bearing deposits were 40.53% of total deposits, up from 37.65% at December 31, 2010 and 35.37% at March 31, 2010.
Our cost of total deposits was 0.25% for the three months ending March 31, 2011, compared to our cost of total deposits of 0.48% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.27% for the three months ending March 31, 2011.
Borrowings
At March 31, 2011, we had $553.5 million in borrowings, compared to borrowings of $553.4 billion at December 31, 2010 and $653.2 billion at March 31, 2010. The $99.7 million decrease from March 31, 2010 was primarily due to a $100 million prepayment of FHLB borrowings in the third quarter of 2010.
Asset Quality
We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date and also have a guarantee by the FDIC.
Citizens Business Bank Asset Quality (Non-covered loans)
The allowance for credit losses decreased from $105.3 million as of December 31, 2010 to $101.1 million as of March 31, 2011. The decrease was due to net loan charge-offs of $11.3 million, offset by a provision for credit losses of $7.1 million during the first three months of 2011. The allowance for credit losses was 3.11% and 3.12% of total non-covered loans and leases outstanding as of March 31, 2011 and December 31, 2010, respectively.
The provision for credit losses for the first quarter 2011 was $7.1 million, a decrease of $5.6 million, or 44.35%, compared to the fourth quarter of 2010.
We had $108.2 million in non-performing loans at March 31, 2011, or 3.33% of total non-covered loans. This compares to non-performing loans of $157.0 million at December 31, 2010. The $108.2 million in non-performing loans for the first quarter is summarized as follows: $40.0 million in commercial construction, $18.4 million in residential mortgages, $35.0 million in commercial real estate, $3.0 million in dairy loans, and $11.8 million in other loans.
At March 31, 2011, we had $6.2 million in Other Real Estate Owned (“OREO”), an increase of $950,000 from OREO of $5.3 million at December 31, 2010. At December 31, 2010, we had three OREO properties. During the first three months of 2011, we added two properties for a total of $1.0 million to OREO. We sold one property with an OREO value of $119,000 for cash proceeds of $101,000. We now have four OREO properties.
At March 31, 2011, we had loans delinquent 30 to 89 days of $3.6 million. This compares to delinquent loans of $9.1 million at December 31, 2010. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.11% at March 31, 2011 and 0.27% at December 31, 2010. All loans delinquent 90 days or more were categorized as non-performing.
In total, non-performing assets, defined as non-covered non-accrual loans and other real estate owned, were $114.4 million at March 31, 2011, a decrease of $47.9 million or 29.52% from $162.3 million at December 31, 2010.
San Joaquin Bank Asset Quality (Covered loans)
At March 31, 2011 we had $446.9 million in gross loans from SJB with a carrying value of $348.8 million, compared to $488.8 million of gross loans at December 31, 2010 and $374.0 million in carrying value. Of the gross loans, we have $115.1 million in non-performing loans as of March 31, 2011, or 25.76%, compared to $133.1 million in non-performing loans at December 31, 2010. At March 31, 2011, we had gross loans delinquent 30-89 days of $3.0 million compared to gross delinquent loans of $661,000 at December 31, 2010. We have 16 properties in OREO totaling $11.5 million compared to 17 properties totaling $11.3 million at December 31, 2010.
CitizensTrust
CitizensTrust has approximately $2.2 billion in assets under administration, including $1.2 billion in assets under management, as of March 31, 2011. This compares with $2.1 billion in assets under administration, including $1.1 billion in assets under management, at December 31, 2010. Revenues from CitizensTrust remained unchanged at $2.1 million for each of the three months ended March 31, 2011 and 2010. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.
Conference Call
Management will hold a conference call at 8:30 a.m. Pacific time/11:30 a.m. Eastern time on Thursday, April 21st (tomorrow) to discuss the Company’s first quarter 2011 financial results.
To listen to the conference call, please dial (877) 317-6789. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through April 28, 2011. To access the replay, please dial (877) 344-7529, passcode 449750.
The conference call will also be simultaneously webcast over the Internet. Please visit the Company’s website at www.cbbank.com and click on the CVB Investor tab to access the call from the site. Access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for twelve months.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank, a financial services company based in Ontario, California. Citizens Business Bank serves 41 cities with 43 business financial centers and five commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2010, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	March 31,		December 31,
	2011	2010	2010
Assets:
Cash and due from banks	$87,973	$92,018	$67,279
Interest-bearing balances due from Federal Reserve	260,800	189,257	286,769
Interest-bearing balances due from depository institutions	50,287	50,003	50,227

Total cash and cash equivalents	399,060	331,278	404,275

Interest-bearing balances due from depository institutions	50,190	190	50,190
Investment Securities available-for-sale	2,017,528	2,073,975	1,791,558
Investment Securities held-to-maturity	3,039	3,472	3,143
Investment in stock of Federal Home Loan Bank (FHLB)	83,310	97,582	86,744

Loans held-for-sale	3,505	5,141	2,954
Loans and lease finance receivables	3,598,447	3,947,129	3,747,740
Less allowance for credit losses	(101,067)	(112,321)	(105,259)

Net loans and lease finance receivables	3,497,380	3,834,808	3,642,481

Premises and equipment, net	39,431	41,519	40,921
Intangibles	8,128	11,811	9,029
Goodwill	55,097	55,097	55,097
Cash value of life insurance	113,605	110,331	112,901
FDIC loss sharing asset	81,142	119,108	101,461
Other assets	146,937	104,340	135,937

TOTAL	$6,498,352	$6,788,652	$6,436,691

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,817,951	$1,598,022	$1,701,523
Investment Checking	345,833	473,287	384,674
Savings/MMDA	1,360,496	1,223,217	1,342,758
Time Deposits	961,409	1,224,073	1,089,873

Total Deposits	4,485,689	4,518,599	4,518,828

Demand Note to U.S. Treasury	2,966	4,232	1,917
Customer Repurchase Agreements	578,009	535,214	542,188
Repurchase Agreements	—	250,000	—
Borrowings	553,458	653,186	553,390
Junior Subordinated Debentures	115,055	115,055	115,055
Other liabilities	108,571	59,601	61,458

Total Liabilities	5,843,748	6,135,887	5,792,836
Stockholders’ equity:
Stockholders’ equity	645,864	619,641	637,670
Accumulated other comprehensive income, net of tax	8,740	33,124	6,185

	654,604	652,765	643,855

TOTAL	$6,498,352	$6,788,652	$6,436,691

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended March 31,
	2011	2010
Assets:
Cash and due from banks	$108,923	$96,596
Interest-bearing balances due from Federal Reserve	331,001	167,672
Federal funds sold and Interest-bearing balances due from depository institutions	50,248	12,777

Total cash and cash equivalents	490,172	277,045

Interest-bearing balances due from depository institutions	50,190	972
Investment securities available-for-sale	1,856,465	2,084,660
Investment securities held-to-maturity	2,999	3,658
Investment in stock of Federal Home Loan Bank (FHLB)	86,591	97,582

Loans held-for-sale	3,460	2,143
Loans and lease finance receivables	3,678,587	4,011,896
Less allowance for credit losses	(109,861)	(114,536)

Net loans and lease finance receivables	3,568,726	3,897,360

Premises and equipment, net	40,552	41,431
Intangibles	8,522	12,237
Goodwill	55,097	55,097
Cash value of life insurance	113,207	109,780
FDIC loss sharing asset	90,157	133,141
Other assets	155,428	122,621

TOTAL	$6,521,566	$6,837,727

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,790,839	$1,574,633
Interest-bearing	2,773,622	2,905,302

Total Deposits	4,564,461	4,479,935

Other borrowings	1,134,516	1,540,496
Junior Subordinated Debentures	115,055	115,055
Other liabilities	55,691	53,150

Total Liabilities	5,869,723	6,188,636
Stockholders’ equity:
Stockholders’ equity	645,630	622,627
Accumulated other comprehensive income, net of tax	6,213	26,464

	651,843	649,091

TOTAL	$6,521,566	$6,837,727

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months
	Ended March 31,
	2011	2010
Interest Income:
Loans held-for-sale	$20	$18
Loans and leases, including fees	49,344	54,372
Accelerated accretion on acquired loans	1,951	13,378

Total loans and leases, including fees	51,315	67,768
Investment securities:
Taxable	8,839	16,084
Tax-advantaged	5,919	6,532

Total investment income	14,758	22,616
Dividends from FHLB Stock	65	66
Federal funds sold & Interest-bearing CDs	374	102

Total interest income	66,512	90,552
Interest Expense:
Deposits	2,788	5,288
Borrowings and junior subordinated debentures	6,615	11,925

Total interest expense	9,403	17,213

Net interest income before provision for credit losses	57,109	73,339
Provision for credit losses	7,068	12,200

Net interest income after provision for credit losses	50,041	61,139
Other Operating Income:
Impairment loss on investment securities	—	(98)
Loss reclassified to/(from) other comprehensive income	—	(587)

Net impairment loss on investment securities recognized in earnings	—	(685)
Service charges on deposit accounts	3,723	4,264
Trust and investment services	2,152	2,118
Increase (reduction) in FDIC loss sharing asset	1,415	(10,583)
Other	2,688	2,675

Total other operating income	9,978	(2,211)
Other operating expenses:
Salaries and employee benefits	17,660	18,073
Occupancy	2,831	3,133
Equipment	1,490	1,919
Professional services	3,610	2,807
Amortization of intangible assets	901	950
Provision for unfunded commitments	732	1,250
OREO Expense	1,105	13
Other	7,976	7,777

Total other operating expenses	36,305	35,922

Earnings before income taxes	23,714	23,006
Income taxes	7,114	6,887

Net earnings	16,600	16,119
Allocated to restircted stock	66	54

Net earnings allocated to common shareholders	$16,534	$16,065

Basic earnings per common share	$0.16	$0.15

Diluted earnings per common share	$0.16	$0.15

Cash dividends per common share	$0.085	$0.085

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended March 31,
	2011	2010
Interest income — (Tax-Effected) (te)	$68,982	$93,236
Interest Expense	9,403	17,213

Net Interest income — (te)	$59,579	$76,023

Return on average assets, annualized	1.03%	0.96%
Return on average equity, annualized	10.33%	10.07%
Efficiency ratio	60.49%	60.96%
Yield on average earning assets	4.60%	5.90%
Cost of funds	0.65%	1.13%
Net interest margin (te)	3.98%	4.82%
Net interest margin (te) excluding discount	3.78%	3.86%

Weighted average shares outstanding
Basic	105,651,193	105,928,593
Diluted	105,703,855	106,121,135
Dividends declared	$9,017	$9,035
Dividend payout ratio	54.32%	56.05%

Number of shares outstanding-EOP	106,078,253	106,293,270
Book value per share	$6.17	$6.14

	March 31,
(Non-covered loans)	2011	2010
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$108,150	$76,840
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	6,240	15,178

Total non-performing assets	$114,390	$92,018

Percentage of non-performing assets to total loans outstanding and OREO	3.52%	2.61%

Percentage of non-performing assets to total assets	1.76%	1.36%

Allowance for loan losses to non-performing assets	88.35%	122.06%

Net Charge-offs to Average loans	0.34%	0.25%

Allowance for Credit Losses:
Beginning Balance	$105,259	$108,924
Total Loans Charged-Off	(12,038)	(8,931)
Total Loans Recovered	778	128

Net Loans Charged-off	(11,260)	(8,803)
Provision Charged to Operating Expense	7,068	12,200

Allowance for Credit Losses at End of period	$101,067	$112,321

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2011		2010		2009
Quarter End	High	Low	High	Low	High	Low
March 31,	$9.32	$7.83	$10.89	$8.44	$12.11	$5.31
June 30,			$11.85	$9.00	$7.77	$5.69
September 30,			$10.99	$6.61	$8.70	$4.90
December 31,			$9.09	$7.30	$9.00	$6.93
Quarterly Consolidated Statements of Earnings

	1Q	4Q	3Q	2Q	1Q
	2011	2010	2010	2010	2010
Interest income
Loans, including fees	$51,315	$55,621	$58,165	$59,172	$67,768
Investment securities and other	15,197	14,370	18,308	21,101	22,784

	66,512	69,991	76,473	80,273	90,552
Interest expense
Deposits	2,788	3,814	4,310	4,841	5,288
Other borrowings	6,615	7,028	9,548	11,218	11,925

	9,403	10,842	13,858	16,059	17,213
Net interest income before provision for credit losses	57,109	59,149	62,615	64,214	73,339
Provision for credit losses	7,068	12,700	25,300	11,000	12,200

Net interest income after provision for credit losses	50,041	46,449	37,315	53,214	61,139
Non-interest income	9,978	7,188	36,719	15,418	(2,211)
Non-interest expenses	36,305	41,805	49,318	41,447	35,922

Earnings before income taxes	23,714	11,832	24,716	27,185	23,006
Income taxes	7,114	1,958	6,789	8,170	6,887

Net earnings	16,600	9,874	17,927	19,015	16,119
Allocated to restricted stock	66	41	58	64	54

Net earnings allocated to common shareholders	$16,534	$9,833	$17,869	$18,951	$16,065

Basic earning per common share	$0.16	$0.09	$0.17	$0.18	$0.15
Diluted earnings per common share	$0.16	$0.09	$0.17	$0.18	$0.15

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$9,017	$9,016	$9,011	$9,041	$9,035

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Commercial and Industrial	$490,316	$499,986	$509,502	$513,483	$471,071
Real Estate:
Construction	169,562	223,478	280,756	305,724	349,046
Commercial Real Estate	2,255,247	2,272,270	2,280,861	2,321,257	2,318,905
SFR Mortgage	210,445	224,325	238,179	254,499	261,676
Consumer	61,622	67,371	71,487	73,342	74,308
Municipal lease finance receivables	122,897	129,128	149,584	154,042	156,392
Auto and equipment leases	17,399	17,982	20,658	23,754	27,546
Dairy, Livestock and Agribusiness	374,716	433,447	420,984	448,448	458,057

Gross Loans	3,702,204	3,867,987	3,972,011	4,094,549	4,117,001
Less:
Purchase Accounting Discount	(98,117)	(114,763)	(143,752)	(159,393)	(163,842)
Deferred net loan fees	(5,640)	(5,484)	(5,457)	(5,835)	(6,030)
Allowance for credit losses	(101,067)	(105,259)	(105,289)	(118,548)	(112,321)

Net Loans	$3,497,380	$3,642,481	$3,717,513	$3,810,773	$3,834,808

Covered Loans	$348,759	$374,012	$403,822	$424,377	$438,539
Non-covered Loans	3,148,621	3,268,469	3,313,691	3,386,396	3,396,269

Total Net Loans	$3,497,380	$3,642,481	$3,717,513	$3,810,773	$3,834,808

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends
(Non-Covered Loans)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Non-Performing Loans
Residential Construction and Land	$4,001	$4,090	$5,085	$2,789	$2,855
Commercial Construction and Land	39,976	60,591	71,428	39,114	31,216
Residential Mortgage	18,425	17,800	14,543	12,638	13,726
Commercial Real Estate	34,950	64,859	56,330	20,639	22,041
Commercial and Industrial	7,542	3,936	6,067	7,527	6,879
Dairy & Livestock	2,996	5,207	5,176	—	—
Consumer	260	537	242	143	123

Total	$108,150	$157,020	$158,871	$82,850	$76,840

% of Total Loans	3.33%	4.65%	4.65%	2.36%	2.19%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	1,492	—	—	9,093	8,143
Residential Mortgage	993	2,597	2,779	2,552	3,746
Commercial Real Estate	898	3,194	1,234	1,966	3,286
Commercial and Industrial	239	3,320	2,333	634	2,714
Dairy & Livestock	—	—	1,406	—	—
Consumer	9	29	494	139	28

Total	$3,631	$9,140	$8,246	$14,384	$17,917

% of Total Loans	0.11%	0.27%	0.24%	0.41%	0.51%

OREO
Residential Construction and Land	$—	$—	$11,113	$11,113	$11,113
Commercial Construction and Land	2,709	2,709	2,709	—	—
Commercial Real Estate	3,322	2,581	3,220	3,220	3,746
Commercial and Industrial	209	—	—	668	—
Residential Mortgage	—	—	345	—	319
Consumer	—	—	—	—	—

Total	$6,240	$5,290	$17,387	$15,001	$15,178

Total Non-Performing, Past Due & OREO	$118,021	$171,450	$184,504	$112,235	$109,935

% of Total Loans	3.63%	5.08%	5.40%	3.20%	3.13%

Net interest income and net interest margin reconciliations (Non-GAAP)
We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The first quarter of 2011 net interest income and net interest margin include a yield adjustment of $2.0 million from discount accretion on covered loans. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three months ended
	March 31, 2011
	(amounts in thousands)
	Average
	Balance	Interest	Yield
Total interest-earning assets	$6,059,541	$66,512	4.60%
Accelerated accretion on acquired loans	112,953	(1,951)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,172,494	$64,561	4.39%

Net interest income and net interest margin (TE)		$59,579	3.98%
Yield adjustment to interest income from discount accretion		(1,951)

Net interest income and net interest margin (TE), excluding yield adjustment		$57,628	3.78%